As filed with the Securities and Exchange Commission on September 19, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MULLEN AUTOMOTIVE INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	90-1025599 (I.R.S. Employer Identification Number)
1405 Pioneer St
Brea, CA 92821
(714) 613-1900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Michery
President, CEO and Chairman
1405 Pioneer St
Brea, CA 92821
Tel: (714) 613-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to the agent for service, to:

Robert H. Cohen, Esq.
McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York 10017
Tel: (212) 547-5400
Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company: ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act ☐

MULLEN AUTOMOTIVE INC.
249,375,003 Shares of Common Stock
This prospectus of Mullen Automotive Inc. (formerly known as Net Element, Inc.), a Delaware corporation (the “Company” or “Mullen”), relates solely to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (the “Selling Stockholders”) of up to 249,375,003 shares (“Offered Shares”) of our common stock, par value $0.001 per share (“Common Stock”). The Offered Shares consist solely of 87,500,001 shares of our Common Stock (the “Conversion Shares”) issuable upon conversion of our Series D Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”) and 161,875,002 shares of our Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants to purchase shares of our Common Stock (the “Warrants”).
Each share of our Series D Preferred Stock shall initially be convertible into Common Stock on a 1:1 basis. The Warrants will have an exercise price of the lower of (i) $1.27, the closing price of the Company’s stock on the date the Securities Purchase Agreement was executed, or (ii) the closing price of the Common Stock on the trading day immediately preceding the Purchase Date (as defined below), subject to a floor price of $0.10 per share (as adjusted as provided in the warrants and further in accordance with the $275 Million SPA (defined below)). The Warrants will be exercisable upon issuance and will have a term of five years from the date of issuance. Additional shares of our Common Stock are being registered for resale pursuant to the terms of the Warrants and the $275 Million SPA to cover additional shares of Common Stock that may be issuable under the anti-dilution provisions contained in the terms of the Series D Preferred Stock and the Warrants and described herein under “Selling Stockholders” and “Description of Capital Stock.”
Our registration of the Conversion Shares and the Warrant Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Conversion Shares and the Warrant Shares. The Selling Stockholders may sell the Conversion Shares and the Warrant Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” of this prospectus. We will not receive any of the proceeds from the Conversion Shares and the Warrant Shares sold by the Selling Stockholders, other than any proceeds from any cash exercise of the Warrants.
No underwriter or other person has been engaged to facilitate the sale of our Common Stock in this offering. The Selling Stockholders and any broker-dealers or agents may, individually but not severally, be deemed to be an “underwriter” within the meaning of the Securities Act, of the shares of Common Stock that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Conversion Shares and the Warrant Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our Common Stock.
You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest. Our common stock is listed on The NASDAQ Capital Market under the symbol “MULN”. On September 12, 2022, the last reported sale price of our common stock on The NASDAQ Capital Market was $0.58 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 7 before buying our Securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 19, 2022

Mullen Automotive Inc. and its consolidated subsidiaries are referred to herein as “Mullen,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.
You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

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FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this prospectus may include forward- looking statements that reflect our current views with respect to our research and development activities, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and the electric vehicle sector, in general. We make these statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.
All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth under the caption “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, all of which you should review carefully. Please consider our forward- looking statements in light of those risks as you read this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any of our securities, you should consider carefully all of the factors set forth or referred to in this prospectus that could cause actual results to differ.

PROSPECTUS SUMMARY
The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 7, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus.
The Company
Mullen Automotive Inc. operates a Southern California-based electric vehicle company that operates in various verticals of businesses focused within the automotive industry. The Company has two electric vehicles under development, one of which we expect to begin delivery of in the second quarter of 2024. Mullen has several divisions that plan to operate synergistic businesses, being: CarHub, a digital platform that leverages artificial intelligence to offer an interactive solution for buying, selling and owning a car, and Mullen Energy, a division focused on advancing battery technology and emergency point-of-care solutions.
Our Strengths and Strategy
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Experienced and proven team in the Electric Vehicle (“EV”) space.   Our executive team has extensive experience in the automotive original equipment manufacturing (“OEM”) space. They have a detailed understanding of the product development cycle from blank sheet to post launch activities in both the high and low volume segments — knowing the different economies of scale which is vital to creating a high-quality profitable product. The team brings expertise in studio design, engineering, manufacturing, energy storage systems, market analysis, corporate development, strategic planning and investment strategies.

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Design.   Our platform architecture creates the opportunity for vehicles with unique aspect ratios — low roof line, wide track width, svelte body, and a long wheelbase. The vehicle will be a top safety plus pick and will have a five-star crash rating. To achieve this target, we will use next generation ultra-high strength steel alloys. The entire structure will use mixed materials.

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Unique plan.   Our approach is speed-to-market with lower capital investment requirements compared to other startup EV companies. Our plan includes launch the Mullen FIVE Crossover in 36 months from program start (with start of production in Q4 of 2024), while keeping expenditures low by utilizing strategic partnerships in engineering and manufacturing, while implementing rigorous spending controls and traceability to mitigate extraneous spending. For our initial launch we will use state-of- the-art Li-Ion technology, but we believe that our future battery technology will eventually allow us to deliver our high voltage batteries under $100 per kWh at over two times the energy density of current commercially available lithium batteries. We anticipate the batteries used in our cars will be able to withstand extreme abuse testing, which we believe should make them safer than other commercially available lithium batteries. We plan to utilize a more environmentally sustainable chemistry that does not have a high content of rare precious materials.

Our Growth Strategy
We intend to leverage the following growth strategies to drive stakeholder value.
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Continue to develop the Mullen FIVE.   We intend to continue to invest in research and development and work on establishing partnerships that would enable us to commence customer deliveries of the vehicle model named the Mullen FIVE as early as fourth quarter of 2024. As part of this plan, we expect to begin building prototype Mullen FIVEs in 2022.

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Develop additional high value, sustainable EV models.   We believe the combination of our design expertise, along with the expected power and versatility of a new platform, will enable us to efficiently achieve our goal of providing a fleet of high value, sustainable EVs. We intend to utilize one or more platforms over time to develop additional vehicles to complement the Mullen FIVE.

Our Vehicles
Our initial entry into the EV and Crossover market will be designed, engineered, and manufactured in the United States. Our business model for entry into the EV market consists of core tenets that include speed- to-market (36 months), efficient use of funds and investments, experienced leadership and engineering, designed to US market needs, and complemented with a portfolio of competitively priced vehicles (multiple vehicles on one platforms) in the fast-growing ESUV segment.
We expect our products and services will include the following:
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Mullen FIVE:   The Mullen FIVE represents Mullen Automotive’s entry into the full-electric, mid- size luxury SUV market. The Mullen FIVE is competitively priced starting at $55,000 — for the United States market before federal and state incentives are applied. Offering at least two optional packages, with a price range from a base price of $55,000 to $75,000 (for additional features), will allow customers to purchase a vehicle with options that best fit their budgetary and performance needs. Product validation is expected to begin in the 4th quarter of 2023 with the first sellable vehicles available in the fourth quarter of 2024.

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The Mullen FIVE is expected to deliver an electric range up to 325 miles. We intend to focus more on efficiency rather than extreme performance. We expect to achieve this by optimizing battery capacity, vehicle aerodynamics, rolling inertia, and software controls.

The Merger, Transactions and Name Change
On November 5, 2021, the Company (formerly known as Net Element, Inc.), completed its business combination with Mullen Automotive, Inc. (“Mullen Automotive”), in accordance with the terms of the Second Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2021, as amended, by and among Mullen, Mullen Acquisition, Inc. (“Merger Sub”), Mullen Automotive, and Mullen Technologies (the “Merger Agreement”). Pursuant to the merger, Merger Sub merged with and into Mullen Automotive, with Mullen Automotive surviving as a wholly owned subsidiary of Mullen (the “Merger”).
Prior to the Merger, Mullen Automotive and Mullen Technologies underwent the following transactions: (i) Mullen Technologies assigned and transferred to Mullen Automotive all of its electric vehicle business related assets, business and operations and (ii) Mullen Automotive assumed certain debt and liabilities of Mullen Technologies. Prior to the Merger, Mullen Technologies spun off, via a share dividend, all of the capital stock of Mullen Automotive to the stockholders of Mullen Technologies as of the effective date of such spin off. After such spin off and immediately prior to the Merger, the capital structure of Mullen Automotive (including its issued and outstanding common and preferred stock) mirrored the capital structure of Mullen Technologies. Pursuant to the terms of the Merger Agreement, the Merger Sub merges with and into Mullen Automotive, with Mullen Automotive surviving as a wholly owned subsidiary of the Company. Upon completion of the Merger, the Company became the parent company of Mullen Automotive. In connection with the Merger, the Company changed its name from “Net Element, Inc.” to “Mullen Automotive Inc.”
Securities Purchase Agreement
On June 7, 2022, the Company entered into a securities purchase agreement (the “$275 Million SPA”) with certain investors, pursuant to which upon the terms and subject to the conditions contained therein and solely upon the request of the Company, the investors will be required to purchase an aggregate of $275 million (the “Commitment Amount”) of the Company’s Series D Preferred Stock, par value $0.001 per share, and five-year Warrants exercisable for shares of Common Stock. The number of Warrants that may be issued will equal 110% of the shares of Series D Preferred Stock purchased by the investors. The purchase price per share of Series D Preferred Stock will be the lower of (i) $1.27, the closing price of the Company’s stock on the date the $275 Million SPA was executed, or (ii) the closing price of the Common Stock on the trading day immediately preceding the Purchase Date (as defined below), subject to a floor price of $0.10 per share.
The date on which the Company may require the investors to purchase the Series D Preferred Stock and Warrants is November 3, 2022 (the “Purchase Date”), which date is the 90th day following the date on which a registration statement covering the registration for resale of securities issued during May 2022 pursuant to additional investment rights provided in the Exchange Agreement dated May 7, 2021 and a $20 million securities purchase agreement. If the Company elects to issue the securities pursuant to the $275 Million SPA, the Company plans to use the proceeds to support the development of The Mullen class one, class two, class three, and Mullen five and Mullen five RS vehicle lineups.
The Company agreed that as long as any of the Series D Preferred Stock and Warrants remain outstanding, it will have authorized and reserved for the purpose of issuance, no less than 250% of the shares of Common Stock issuable upon conversion or exercise of the Series D Preferred Stock and Warrants. The Company also agreed that, without the prior written consent of the investors, it will not, for a period of 90 days after the purchase of the Series D Preferred Stock and Warrants offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, excluding shares issued upon conversion and exercise of the Series D Preferred Stock and Warrants and the issuance by the Company of Common Stock upon the exercise of an outstanding options or warrants or the conversion of a security outstanding.
Prior to any sale and purchase may occur pursuant to the Securities Purchase Agreement, the Company is required to satisfy certain conditions including, obtaining stockholder approval and that a registration statement for the issuance of such securities has been declared effective; provided, that for the 10 trading days prior to effectiveness of the registration statement, the average daily trading volume of the Common Stock is greater than $27.5 million.
If the Company does not deliver a notice of purchase on the Purchase Date for the entire Commitment Amount then the Company is required to pay to the investors $27.5 million in cash or the investors may choose to receive 28.5 million shares of Common Stock that will be registered on a registration statement; provided that, if the failure is due solely to the Company’s inability to have the registration statement declared effective by the Purchase Date, the Company may extend the Purchase Date to no later than 180 days. The Company agreed that if it is unable to have a registration statement declared effective, that it will not file any registration statement (excluding any registration statement on Form S-8) for another investor for a period of 90 days from the extended deadline date. Furthermore, if the Company fails to deliver a notice of purchase on the Purchase Date, then during the period ending 180 days after the termination date, the investors will have the right of first refusal to participate in any offering of debt or equity securities of the Company (other than bank debt or similar financing).
On June 23, 2022, in order to comply with Nasdaq listing rules relating to voting rights, the Company entered into Amendment No. 1 to the $275 Million SPA, which amendment amended and restated the form of Certificate of Designation of the Series D Preferred Stock, primarily by amending the voting rights of the Series D Preferred Stock such that they will have no voting rights except that approval from a majority in interest of the Series D Preferred Stock, voting as a separate class, is required in the case of (i) a voluntary dissolution, liquidation or winding up of the Company or voluntary petition for bankruptcy or assignment for the benefit of creditors, (ii) a merger or consolidation of the Company with or into another entity, (iii) a Liquidation Event (as defined in the Company’s Second Amended and Restated Certificate of Incorporation), (iv) any amendment to the Second Amended and Restated Certificate of Incorporation or the Company’s bylaws which adversely affects the rights, preferences and privileges of the Series D Preferred, or (v) any authorization or issuance of any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or parity with the Series D Preferred Stock.
On September 19, 2022, the Company entered into Amendment No. 2 to the $275 Million SPA, which amendment provided for the sale of $35 million the Series D Preferred Stock (the “Initial Purchase”) at a purchase price equal to the lower of (i) $1.27 or (ii) the closing price of the Common Stock on the trading day immediately after the date on which the registration statement of which this prospectus forms a part becomes effective. For every share of Series D Preferred Stock purchased by in the Initial Purchase, such investor received Warrants exercisable into Common Stock at a rate of 185% of the shares of Common Stock initially issuable upon conversion of the Series D Preferred Stock purchased by such investor. After the Initial Purchase, the Commitment Amount was reduced by $35 million to $240 million. The remaining terms and conditions in the $275 Million SPA, including the provisions governing the delivery of the Purchase Notice for the remaining portion of the Commitment Amount, remained in full force and effect.
Corporate Information
Our principal offices are located at 1405 Pioneer St, Brea, CA 92821 and our telephone number is (714) 613-1900. Our website address is https://mullenusa.com/. Our website and the information contained on, or that can be accessed through, our website shall not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

This Offering
We are registering for resale by the Selling Stockholders named herein the 249,375,003 shares of our Common Stock as described below.
Securities being offered:
87,500,001 shares of our Common Stock issuable upon conversion of our Series D Preferred Stock, and up to 161,875,002 shares of our Common Stock issuable upon exercise of the Warrants. The additional shares of our Common Stock included in this prospectus are being registered for resale pursuant to the terms of the Warrants to cover additional shares of Common Stock that may be issuable under the anti-dilution provisions contained in the terms of our Warrants and described herein under “Selling Stockholders” and “Description of Capital Stock.”
Use of proceeds:
We will not receive any of the proceeds from the sale or other disposition of shares of our Common Stock by the Selling Stockholders. However, we may receive the proceeds from any exercise of Warrants. See the section of this prospectus titled “Use of Proceeds.”
Market for Common Stock:
Our Common Stock is listed on The NASDAQ Capital Market under the symbol “MULN.” On September 12, 2022, the last reported sale price of our Common Stock on The NASDAQ Capital Market was $0.58 per share.
Risk factors:
See “Risk Factors” beginning on page 7 for risks you should consider before investing in our shares.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in the Company’s Registration Statement on Form 10-K (File No. 001-34887) filed with the SEC on December 29, 2021, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission (the “SEC”), and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.
Risks Related to the Offering
The Selling Stockholders may sell a large number of shares, resulting in substantial diminution to the value of shares of Common Stock held by our current stockholders.
Pursuant to our Amended and Restated Certificate of Incorporation and the terms of the Warrants, the Series D Preferred Stock may not be converted, and the Warrants may not be exercised, into shares of Common Stock to the extent that the issuance of shares of Common Stock would cause the Selling Stockholder to beneficially own more than 9.99% of our then outstanding shares of Common Stock.
However, we do not have the right to control the timing and amount of any sales by the Selling Stockholders of the shares registered for resale hereunder. In addition, these restrictions do not prevent the Selling Stockholders from selling shares of Common Stock received in connection with such conversions or exercises and then receiving additional shares of Common Stock in connection with a subsequent issuance. In this way, the Selling Securityholders could sell more than 9.99% of the outstanding shares of Common Stock in a relatively short time frame while never holding more than 9.99% at any one time.
The market price of shares of our Common Stock could decline as a result of substantial sales of our Common Stock, particularly sales by our directors, executive officers and significant stockholders. Further, the registration of the sale of shares of our Common Stock hereunder may create a circumstance commonly referred to as an “overhang” whereby a large number of shares of our Common Stock become available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.
The existence of an overhang and the anticipation of such sales, whether or not sales have occurred or are occurring, could cause the market price of our Common Stock to fall. It could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.
Our outstanding shares of convertible preferred stock contain anti-dilution protection, which may cause significant dilution to our stockholders.
As of August 10, 2022, we had outstanding 509,294,481 shares of Common Stock. As of that same date, we also had outstanding 1,925 shares of Series A Preferred Stock convertible into an aggregate of 192,500 shares of Common Stock and 1,474,762 shares of Series C Preferred Stock convertible into an aggregate of 1,474,762 shares of Common Stock. The issuance of shares of Common Stock upon the conversion of such shares of preferred stock would dilute the percentage ownership interest of holders of our Common Stock, dilute the book value per share of our Common Stock and increase the number of our publicly traded shares, which could depress the market price of our Common Stock.
In addition, the shares of Series D Preferred Stock contain weighted average anti-dilution provisions which, subject to limited exceptions, would increase the number of shares issuable upon conversion of such preferred stock (by reducing the conversion price of the Series D Preferred Stock) in the event that we in the future issue Common Stock, or securities convertible into or exercisable to purchase Common Stock, at a price per share lower than the conversion price then in effect.

Further, on January 31, 2022 we received stockholder approval by the written consent of a majority of our stockholders approving, and on January 31, 2022 filed a preliminary information statement of Schedule 14C with the SEC, seeking to ratify, the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to increase the conversion price of the Series B Preferred Stock and Series C Preferred Stock from $0.6877 per share to $8.84 per share. The Amendments were adopted to honor the terms set forth in the Second Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2021, by and among us, Net Element, Inc., Mullen Acquisition, Inc. and Mullen Technologies, Inc. (the “Merger Agreement”), pursuant to which we agreed to issue shares of our Series B Preferred Stock and Series C Preferred Stock to holders of Series B Preferred Stock and Series C Preferred Stock of Mullen Technologies, Inc. at a ratio of 1-for-12.846. Upon issuance of the preferred stock at such ratio a corresponding adjustment should have been made to the conversion price of such Series B Preferred Stock and Series C Preferred Stock and such adjustment should have been reflected in our Amended and Restated Certificate of Incorporation that was filed after the closing of the merger. Our board of directors and stockholders have approved the Amendments because such corresponding adjustment was not reflected in the Amended and Restated Certificate of Incorporation.
The Amendments do not have the effect of diluting holders of our Common Stock. However, after the filing of a Certificate of Amendment effecting the Amendments, in the event that we in the future issue Common Stock, or securities convertible into or exercisable to purchase Common Stock, at a price per share that is less than $8.84, then the number of shares issuable upon conversion of our Series B Preferred Stock and Series C Preferred Stock would increase. A Certificate of Amendment effecting the Amendments was filed on March 8, 2022.
On February 10, 2022, the Company and certain holders of Series C Preferred Stock entered into agreements pursuant to which, among other things, the holders irrevocably waived the anti-dilution rights and the adjustment of the conversion price and number of shares issuable upon conversion of Series C Preferred Stock with regards to the issuance of dilutive additional shares of common stock.
If such waivers are not enforced or if the Company or the investors breach the terms of the such waivers, any equity financing or debt financing that requires the issuance of equity securities or warrants, including by means of an equity line of credit, could trigger the weighted average anti-dilution provisions included in our Amended and Restated Certificate of Incorporation and cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial and could result in downward pressure on the price of our Common Stock.
Our commitments to issue shares of Preferred Stock and Warrants that are convertible into shares of Common Stock may cause significant dilution to our stockholders
On June 7, 2022, the Company entered into the $275 Million SPA with certain investors, pursuant to which upon the terms and subject to the conditions contained therein and solely upon the request of the Company, the investors will be required to purchase an aggregate of $275 million of the Company’s Series D Preferred Stock, par value $0.001 per share, and five-year warrants exercisable for shares of Common Stock. The number of Warrants that may be issued will equal 110% of the shares of Series D Preferred Stock purchased by the investors. If the Company does not deliver a notice of purchase on the Purchase Date for the entire Commitment Amount then the Company is required to pay to the investors $27.5 million in cash or the investors may choose to receive 28.5 million shares of Common Stock that will be registered on a registration statement.
On June 17, 2022, the Company entered into an Amended and Restated Secured Convertible Note and Security Agreement (the “A&R Note”) with Esousa Holdings LLC, a New York limited liability company (“Esousa”). The A&R Note amends and restates that certain promissory note dated July 23, 2020, entered into between the Mullen Technologies, Inc. (“Original Borrower”) and DBI Lease Buyback Servicing LLC, a Delaware limited liability company (“DBI”) for a principal amount of $23,831,553.98 (the “Original Note”). The Company had previously assumed all of the obligations of the Original Borrower under the Original Note upon the completion of the Merger. Esousa purchased rights under the Original Note from DBI immediately prior to entering into the A&R Note. The A&R Note extends the maturity date of the Original Note by two years, from July 23, 2022 to July 23, 2024. The A&R Note provides that Esousa may elect to convert all or any portion of the then-outstanding principal balance of the A&R Note into that number of shares of the Common Stock of the Company.
Additionally, in connection with entering into the A&R Note, the Company also entered into a letter agreement (the “Letter Agreement”), dated June 17, 2022, with DBI and Drawbridge Investments LLC (“Drawbridge”). In accordance with the Letter Agreement, the Company shall grant Drawbridge (or its designee) an option to purchase up to $25 million worth of shares of a yet to be created Series E Preferred Stock from the Company pursuant to the conditions and terms provided therein.
Implementation of the Series-D SPA, the A&R Note and the Letter Agreement would cause issuance of additional shares Common Stock or issuance of shares Common Stock upon the conversion of shares of Series D and Series E Preferred Stock and Warrants, which in turn would dilute the percentage ownership interest of holders of our Common Stock, dilute the book value per share of our Common Stock and increase the number of our publicly traded shares, which could depress the market price of our Common Stock.
Our commitment to issue shares of Common Stock pursuant to the terms of our preferred stock and the Warrants could encourage short sales by third parties which could contribute to the future decline of our stock price.
Our commitment to issue shares of Common Stock pursuant to the terms of our preferred stock and the Warrants has the potential to cause significant downward pressure on the price of our Common Stock. In such an environment, short sellers may contribute exacerbate any decline of our stock price. If there are significant short sales of our Common Stock, the share price of our Common Stock may decline more than it would in an environment without such activity. This may cause other holders of our Common Stock to sell their shares. If there are many more shares of our Common Stock on the market for sale than the market will absorb, the price of our common shares will likely decline.
The Selling Stockholders may participate in short sales of our Common Stock. They may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. Such activity could cause a decline in the market price of the shares of our Common Stock.

USE OF PROCEEDS
We will receive no proceeds from the sale of shares of Common Stock by the Selling Stockholders.
We may receive proceeds from the exercise of the Warrants and issuance of the shares of our Common Stock issuable upon exercise of the Warrants. If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $81 million. We intend to use the net proceeds of such Warrant exercise, if any, for the operational program budget. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING STOCKHOLDERS
The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon the exercise of warrants or conversion of outstanding Series D Preferred Stock. For additional information regarding the issuances of those shares of Common Stock and the Warrants, see the section titled “Securities Purchase Agreement” above. We are registering the Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of shares of our Common Stock and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.
The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder as of September 12, 2022, assuming conversion of the Series D Preferred Stock and exercise of the Warrants and other convertible securities and/or rights held by the Selling Stockholders on that date, without regard to any limitations on exercises. The third column lists the maximum number of shares of Common Stock being offered by this prospectus by each of the Selling Stockholders.
Under the terms of the Series D Preferred Stock and the Warrants, a Selling Stockholder may not convert shares of the preferred stock into Common Stock or exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination Common Stock issuable upon conversion of shares of the preferred stock which have not been converted or exercise of the notes and warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering if Greater than 1%
Esousa Holdings, LLC(1)	23,984,176	92,495,453	23,984,176	3.2%
Acuitas Capital, LLC(2)	3,895,813	90,681,821	3,895,813	*
Michael Friedlander(3)	536,561	453,407	536,561	*
Jess Mogul(4)	—	4,534,094	—	*
Jim Fallon(5)	1,391,711	2,267,047	1,391,711	*
Davis-Rice Pty Limited(6)	—	45,340,907	—	*
Digital Power Lending, LLC(7)	1,286,299	13,602,274	1,286,299	*

*
Represents less than 1%

(1)
Consists of 23,984,176 shares of Common Stock, which may be deemed to be beneficially owned through Esousa Holdings, LLC by Michael Wachs, who serves as the sole Managing Member of Esousa Holdings, LLC. Does not include shares of Common Stock issuable upon conversion of that certain Amended and Restated Secured Convertible Note and Security Agreement with Esousa Holdings LLC, which as of the date hereof had a principal amount outstanding of approximately $12 million, and which converts into shares of Common Stock at a 5% discount to the lowest daily volume-weighted average price in the 10 trading days prior to conversion. The address for Esousa Holdings, LLC and Michael Wachs is 211 E 43rd St, 4th Fl, New York, NY 10017.

(2)
Consists of 3,895,813 shares of Common Stock issuable upon exercise of Warrants, which may be deemed to be beneficially owned by Terren Peizer, who serves as the Chief Executive Officer of Acuitas Capital, LLC. The address for Acuitas Capital, LLC is 2120 Colorado Ave, Ste 230, Santa Monica, CA 90404.

(3)
Consists of (i) 511,659 shares of Common Stock and (ii) 24,902 shares of Common Stock issuable upon conversion of 24,902 shares of Series C Preferred Stock. The address for Michael Friedlander is 46 Tarryhill Rd, Tarrytown, NY 10591.

(4)
The address for Jess Mogul is 347 W 87 St, Apt 2R, New York, NY 10024.

(5)
Consists of 1,391,711 shares of Common Stock. The address for Jim Fallon is 137 West 83rd St, Apt 5W, New York, NY 10024.

(6)
Shares held by Davis-Rice Pty Limited may be deemed to be beneficially owned by Timothy Davis-Rice, who serves as the Director of Davis-Rice Pty Limited. The address for Davis-Rice Pty Limited is 4 Murchison Street, Mittagong, NSW 2575, Australia.

(7)
Consists of (i) 1,211,299 shares of Common Stock issuable upon conversion of 1,211,299 shares of Series C Preferred Stock and (ii) 75,000 shares of Common Stock issuable upon exercise of Warrants, which may be deemed to be beneficially owned by David Katzoff, who serves as the Manager of Digital Power Lending, LLC. Digital Power Lending, LLC is a wholly owned subsidiary of Ault Global Holdings, Inc. The address for Digital Power Lending, LLC is 940 South Coast Drive, Ste 200, Costa Mesa, CA 92626.

PLAN OF DISTRIBUTION
We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock
The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
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on any national securities exchange or quotation service on which the securities may

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be listed or quoted at the time of sale;

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in the over-the-counter market;

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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•
through the writing of options, whether such options are listed on an options exchange or otherwise;

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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short sales;

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sales pursuant to Rule 144;

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broker-dealers may agree with the selling securityholders to sell a specified number of

•
such shares at a stipulated price per share;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The Selling Stockholders may pledge or grant a security interest in some or all of the warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus form is a part.
The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in marketmaking activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $134,308 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution. Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DETERMINATION OF OFFERING PRICE
The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK
General
We are authorized to issue up to 2,250,000,000 shares of capital stock, including 1,750,000,000 shares of Common Stock, par value $0.001 per share, and 500,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 200,000 shares are designated as “Series A Preferred Stock,” 12,000,000 shares are designated as “Series B Preferred Stock,” 40,000,000 shares are designated as “Series C Preferred Stock” and 87,500,001 shares are designated as “Series D Preferred Stock.” As of August 10, 2022, we had 509,294,481 shares of Common Stock, 1,925 shares of Series A Preferred Stock, no shares of Series B Preferred Stock, 1,474,762 shares of Series C Preferred Stock and no shares of Series D Preferred Stock issued and outstanding.
The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.
Common Stock
Holders of our Common Stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders, and shall be entitled to notice of any shareholders’ meeting, in accordance with the bylaws. Cumulative voting is not allowed; the holders of a majority of our outstanding shares of capital stock may elect all directors. Holders of our Common Stock are entitled to receive such dividends as may be declared by our board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that we will pay dividends in the foreseeable future. Holders of our do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.
The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of preferred stock.
Preferred Stock
We may issue up to 500,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. Our board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers of the shares of such series, and the preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, which could depress the market price of our Common Stock.

Voting Rights
Except as otherwise expressly provided by the amended and restated certificate of incorporation or as provided by law, the holders of shares of Common Stock and Preferred Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders; provided, however, that, any proposal which adversely affects the rights, preferences and privileges of the Series A, B, C or D Preferred Stock must be approved by a majority in interest of the affected Series of Preferred Stock, as the case may be. Each holder of Common Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock will have the right to one vote per share (on a fully converted basis) held of record by such holder and each holder of Series A Preferred Stock will have the right to 1000 votes per share (on a fully converted basis) held of record by such holder; provided, however, that after November 5, 2024, each holder of Series A Preferred Stock will have the right to one vote per share (on a fully converted basis) held of record by such holder.
Series A Preferred Stock
200,000 shares of Preferred Stock are designated as Series A Preferred Stock.
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Conversion.   The Series A Preferred Stock is convertible at the option of each holder at any time on a 100-for-1 basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock). The Series A Preferred Stock will automatically convert into shares of Common Stock on a 100-for-1 basis (as so adjusted) upon the earlier of (i) a Qualified Public Offering (as such term is defined in the amended and restated certificate of incorporation) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series A Preferred Stock.

Series B Preferred Stock
12,000,000 shares of Preferred Stock are designated as Series B Preferred Stock.
•
Conversion.   The Series B Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series B Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series B Conversion Price, as applicable (in each case, the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. “Series B Original Issue Price” means $0.6877 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series B Preferred Stock). The initial “Series B Conversion Price” is the Series B Original Issue Price, subject to adjustment as set forth in the amended and restated certificate of incorporation. Based on this formula, the Series B Preferred Stock is currently convertible into Common Stock on a 1-for-1 basis. The Series B Preferred Stock will automatically convert into shares of Common Stock upon the earlier of (i) a Qualified Public Offering (as such term is defined in the amended and restated certificate of incorporation) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series B Preferred Stock. The Series B Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the amended and restated certificate of incorporation.

Series C Preferred Stock
40,000,000 Shares of Preferred Stock are designated as Series C Preferred Stock.
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Conversion.   The Series C Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series C Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series C Conversion Price, as applicable (in each case, the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. The initial “Series C Conversion Price” is the Series C Original Issue Price, subject to adjustment as set forth in the amended and restated certificate of incorporation. Based on this formula, the Series C Preferred Stock is currently convertible into

Common Stock on a 1-for-1 basis. All of the Series C Preferred Stock shall automatically convert into Common Stock at any such time as (i) the shares underlying the Series C Preferred Stock are subject to an effective registration statement, (ii) the trading price for the Common Stock is more than two times the Series C Conversion Price for twenty (20) trading days in any period of thirty (30) consecutive trading days on Nasdaq CM and (iii) the average daily trading dollar volume of the Common Stock during such twenty trading days is equal to or greater than $4.0 million. The Series C Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the amended and restated certificate of incorporation.
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Dividends.   The Series C Preferred Stock bears a cumulative 15.0% per annum fixed dividend payable no later than the 5th day after the end of each month on the Series C Original Issue Price plus unpaid accrued and accumulated dividends. “Series C Original Issue Price” means $0.6877 per share for each share of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series C Preferred Stock). Dividends on the Series C Preferred Stock are prior to any dividends on any other series of Preferred Stock or the Common Stock. The Company may elect to pay dividends for any month with a paid-in-kind election (“PIK”) if (i) the shares issuable further to the PIK are subject to an effective registration statement, (ii) the Company is then in compliance with all listing requirements of Nasdaq and (iii) the average daily trading dollar volume of the Company’s common stock for ten trading days in any period of twenty consecutive trading days on the NASDAQ is equal to or greater than $2 million.

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Redemption Rights.   There is no mandatory redemption date, but, subject to the conditions set forth below, all, but not less than all, of the shares are redeemable by the Company at any time, provided that if the Company issues notice to redeem, investor shall have fifteen (15) days to convert such shares to common stock prior to the date of redemption. The redemption price is equal to the Series C Original Issue Price, plus accrued and accumulated dividends, (whether or not declared (the “Series C Redemption Price”). The conditions to the redemption are as follows: (i) the shares have been issued and outstanding for at least one (1) year, (ii) the issuance of the shares of Common Stock underlying the shares has been registered pursuant to the Securities Act and the registration statement is effective, and (iii) the trading price for the Common Stock is less than the Series C Conversion Price (as such term is defined in the amended and restated certificate of incorporation) for twenty (20) trading days in any period of thirty (30) consecutive trading days on the Nasdaq CM. In addition to the above, the shares are also redeemable in accordance with the following schedule provided the issuance of shares of Common Stock underlying the shares has been registered and the registration statement remains effective:

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Year 1: No Redemption

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Year 2: Redemption at 120% of the Series C Redemption Price

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Year 3: Redemption at 115% of the Series C Redemption Price

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Year 4: Redemption at 110% of the Series C Redemption Price

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Year 5: Redemption at 105% of the Series C Redemption Price

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Year 6 and thereafter: Redemption at 100% of the Series C Redemption Price

Series D Preferred Stock
87,500,001 Shares of Preferred Stock are designated as Series D Preferred Stock.
Voting Rights.   Except as provided by law, the Series D Preferred Stock will have no voting rights except that approval from a majority in interest of the Series D Preferred Stock, voting as a separate class, is required in the case of (i) a voluntary dissolution, liquidation or winding up of the Company or voluntary petition for bankruptcy or assignment for the benefit of creditors, (ii) a merger or consolidation of the Company with or into another entity, (iii) a Liquidation Event (as defined in the Company’s Second Amended and Restated Certificate of Incorporation), (iv) any amendment to the Second Amended and Restated Certificate of Incorporation or the Company’s bylaws which adversely affects the rights, preferences and privileges of the Series D Preferred, or (v) any authorization or issuance of any equity security

(including any other security convertible into or exercisable for any such equity security) having a preference over or parity with the Series D Preferred Stock.
Conversion.   The Series D Preferred Stock is automatically converted into shares of Common Stock at the applicable Conversion Rate at the time in effect immediately upon (A) the issuance of shares of Common Stock underlying the Series D Preferred Stock being registered pursuant to the Securities Act and such registration remaining effective, (B) the trading price for the Company’s Common Stock being more than two times the Series D Conversion Price for 20 trading days in any period of 30 consecutive trading days on the Nasdaq Capital Market, and (C) the average daily trading dollar volume of Common Stock during such 20 trading days is equal to or greater than $27.5 million. The Series D Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series D Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series D Conversion Price (the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. The initial “Series D Conversion Price” is the Series D Original Issue Price, subject to adjustment as set forth in the amended and restated certificate of incorporation. The Series D Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% of the Common Stock, subject to certain protections as provided in the amended and restated certificate of incorporation.
Dividends.   The Series D Preferred Stock bears a cumulative 15.0% per annum fixed dividend payable no later than the 5th day after the end of each month on the Series D Original Issue Price plus unpaid accrued and accumulated dividends. “Series D Original Issue Price” means for each share of the Series D Preferred Stock the lower of (i) $1.27 or (ii) the closing price of the Common Stock on the trading day immediately preceding the Purchase Date (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series D Preferred Stock). Dividends on the Series D Preferred Stock will be prior to any dividends on any other series of Preferred Stock or the Common Stock. The Company may elect to pay dividends for any month with a paid-in-kind election (“PIK”) if (i) the shares issuable further to the PIK are subject to an effective registration statement, (ii) the Company is then in compliance with all listing requirements of Nasdaq and (iii) the average daily trading dollar volume of the Company’s common stock for ten trading days in any period of twenty consecutive trading days on the NASDAQ is equal to or greater than $27.5 million.
Redemption Rights.   There is no mandatory redemption date, but, subject to the conditions set forth below, all, but not less than all, of the shares will be redeemable by the Company at any time, provided that if the Company issues notice to redeem, investors shall have 15 days to convert such shares to Common Stock prior to the date of redemption. The redemption price will be equal to the Series D Original Issue Price, plus accrued and accumulated dividends, (whether or not declared (the “Series D Redemption Price”). The conditions to the redemption will be follows: (i) the shares have been issued and outstanding for at least one year, (ii) the issuance of the shares of Common Stock underlying the shares has been registered pursuant to the Securities Act and the registration statement is effective, and (iii) the trading price for the Common Stock is less than the Series D Conversion Price (as such term is defined in the amended and restated certificate of incorporation) for 20 trading days in any period of 30 consecutive trading days on the Nasdaq CM. In addition to the above, the shares will also be redeemable in accordance with the following schedule provided the issuance of shares of Common Stock underlying the shares has been registered and the registration statement remains effective:
•
Year 1: No Redemption

•
Year 2: Redemption at 120% of the Series D Redemption Price

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Year 3: Redemption at 115% of the Series D Redemption Price

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Year 4: Redemption at 110% of the Series D Redemption Price

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Year 5: Redemption at 105% of the Series D Redemption Price

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Year 6 and thereafter: Redemption at 100% of the Series D Redemption Price

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation, as amended, and Bylaws, as amended contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms. These provisions are as follows:
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Stockholder Meetings.   Under our bylaws, only the Board of Directors, the chairman of the Board, the chief executive officer, or the president (in the absence of a chief executive officer) may call special meetings of stockholders.

•
No Cumulative Voting.   Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

•
Amendment of Provisions in the Amended and Restated Certificate of Incorporation.   The amended and restated certificate of incorporation will generally require the affirmative vote of the holders of at least a majority of the outstanding voting stock in order to amend any provisions of the amended and restated certificate of incorporation concerning, among other things:

•
the required vote to amend certain provisions of the amended and restated certificate of incorporation; and

•
the reservation of the Board of Director’s right to amend the amended and restated bylaws.

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Amendment of the bylaws.   An amendment of the bylaws by stockholders requires the affirmative vote of the holders of at least a majority of the outstanding voting stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti- takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:
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prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, owned fifteen percent (15%) or more of a corporation’s outstanding voting securities.

Potential Effects of Authorized but Unissued Stock
We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.
The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.
Warrants
The Warrants are immediately exercisable upon issuance and have a term of five years from the date of issuance. The Warrants provide that if the Company issues or sells, enters into a definitive, binding agreement pursuant to which he Company is required to issue or sell or is deemed, pursuant to the provisions of the Warrants, to have issued or sold, any shares of Common Stock for a price per share lower than the exercise price then in effect (a “Dilutive Issuance”), subject to certain limited exceptions, then the exercise price of the Warrants shall be reduced to such lower price per share. In addition, the exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in connection with stock splits, dividends or distributions or other similar transactions.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust Company.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by McDermott, Will & Emery LLP. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS
The consolidated financial statements at September 30, 2021 and 2020 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Daszkal Bolton LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its Website.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and at its regional offices, a list of which is available on the Internet at http://www.sec.gov/contact/addresses.htm. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at https://investors.mullenusa.com/. The information on our website is not part of this prospectus.
We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:
Mullen Automotive Inc.
Attn: David Michery, President, CEO and Chairman
1405 Pioneer St
Brea, CA 92821
(714) 613-1900
You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.
We incorporate by reference the documents listed below that we have previously filed with the SEC:
•
The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, as filed with the Commission on December 29, 2021, as amended by that Amendment No. 1 to the Annual Report on Form 10-K/A the fiscal year ended September 30, 2021 filed with the Commission on January 10, 2022.

•
The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Commission on August 12, 2022

•
The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 16, 2022, as amended by Amendment No. 1 to the Quarterly Report on Form 10-Q filed with the Commission on May 17, 2022.

•
The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, filed with the Commission on February 14, 2022.

•
The Company’s Current Reports on Form 8-K filed with the Commission on November 4, 2021, November 12, 2021 (as amended by a Form 8-K/A filed with the Commission on November 19, 2021), January 24, 2022, February 28, 2022, March 10, 2022, March 31, 2022, June 10, 2022, June 21, 2022, June 24, 2022 July 13, 2022, July 27, 2022, September 8, 2022, and September 9, 2022 (Two Filings).

•
The description of the Company’s securities contained in the Prospectus, dated April 15, 2022, filed with the Commission on April 18, 2022 pursuant to Rule 424(b)(4) under the Securities Act (File No. 333-263880), relating to the Company’s registration statement on Form S-3 (File No. 333‑263880) filed with the Commission on March 28, 2022, together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Additional Information,” above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the Securities and Exchange Commission (“SEC”) registration fee.
SEC Registration Fee	$12,483.21
Legal Fees and Expenses	$100,000*
Accounting Fees and Expenses	$5,000.00*
Printing	$6,000.00*
Miscellaneous	$7,500.00*
Total	$130,983.21

*
Estimated.

Item 15.   Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
Article VIII of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
Under Article IX of our certificate of incorporation, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 16.   Exhibits
INDEX TO EXHIBITS
Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Mullen Automotive Inc., a Delaware corporation, filed with the Secretary of State of Delaware on October 2, 2012 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2021).
4.1(a)
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Mullen Automotive, Inc., dated March 8, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2022).

4.1(b)	Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2022).
4.1(c)*	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock.
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2012).
4.2(a)	Amendment No. 1 to the Bylaws, dated June 15, 2015 (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on June 16, 2015).
4.2(b)	Amendment No. 2 to the Bylaws, dated July 10, 2015 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2015).
4.3	Form of Warrant (incorporated by reference to Exhibit A to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2022).
5.1*	Legal opinion McDermott, Will & Emery, LLP.
23.1*	Consent of Daszkal Bolton LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of McDermott, Will & Emery, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page).
99.1	Securities Purchase Agreement dated June 7, 2022 between the Company and certain investors (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2022).
99.2	Amendment No. 1 dated June 23, 2022 to Securities Purchase Agreement dated June 7, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 24, 2022).
99.3*	Amendment No. 2 dated August 19, 2022 to Securities Purchase Agreement dated June 7, 2022.
107*	Filing Fee Table filed herewith as EX-FILING FEES

*
Filed herewith

Item 17.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)
If the registrant is relying on Rule 430B:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)
Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(b)
Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about registrant or its securities provided by or on behalf of the registrant; and

(d)
Any other communication that is an offer in the offering made by a registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Brea, California as of September 19, 2022.
MULLEN AUTOMOTIVE INC.
By:
/s/ David Michery

David Michery
Chief Executive Officer, President and Chairman of the Board
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Michery and Kerri Sadler, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ David Michery David Michery	President, Chief Executive Officer and Chairman (Principal Executive Officer)	September 19, 2022
/s/ Kerri Sadler Kerri Sadler	Chief Financial Officer (Principal Financial and Accounting Officer)	September 19, 2022
/s/ Ignacio Novoa Ignacio Novoa	Director	September 19, 2022
/s/ Mary Winter Mary Winter	Secretary and Director	September 19, 2022
/s/ Kent Puckett Kent Puckett	Director	September 19, 2022
/s/ Mark Betor Mark Betor	Director	September 19, 2022
/s/ William Miltner William Miltner	Director	September 19, 2022
/s/ Jonathan New Jonathan New	Director	September 19, 2022